Filed pursuant to Rule 433

Registration No. 333-259205

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES I

$900,000,000

1.400% SENIOR NOTES, DUE NOVEMBER 2, 2026

FINAL TERM SHEET

DATED OCTOBER 4, 2021

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	1.400% Senior Notes, due November 2, 2026 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA- (Moody’s, Stable / S&P, Stable / Fitch, Stable)

Principal Amount:	$900,000,000

Issue Price:	99.888%

Trade Date:	October 4, 2021

Settlement Date (T+3) [2]:	October 7, 2021

Maturity Date:	November 2, 2026

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	1.400%

Treasury Benchmark:	0.875% UST due September 30, 2026

Treasury Benchmark Price:	99-21+

Treasury Yield:	0.943%

Re-offer Spread to Treasury Benchmark:	T + 48bps

Re-Offer Yield:	1.423%

________________________

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on each May 2nd and November 2nd, beginning May 2, 2022

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	The Issuer may redeem the Notes, at its option, as a whole or in part at any time and from time to time, prior to maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to but excluding the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) (the “Make-Whole Amount”), with respect to such Notes at a rate equal to the sum of the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to, but excluding, the redemption date. See “Specific Terms of the Notes—Optional Redemption”.

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

Fees:	0.250%

CUSIP / ISIN:	78016EZZ3 / US78016EZZ32

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. SG Americas Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Danske Markets Inc.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

Rabo Securities USA, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Academy Securities, Inc.

Bancroft Capital, LLC

Drexel Hamilton, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, KeyBanc Capital Markets Inc. toll free at 1-866-227-6479, SG Americas Securities, LLC toll free at 1-855-881-2108, or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.